Exhibit (e)(1)(c)

Addendum to Distribution Agreement

Dated September 30, 2005

Between

ALPS Distributors, Inc.

and

Forward Funds

THIS ADDENDUM is made as of May 1, 2011, by and between ALPS Distributors, Inc. (“ALPS”), and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into a Distribution Agreement (the “Agreement”) dated September 30, 2005 as amended on April 9, 2007;

WHEREAS, the Board of Trustees of the Fund approved on December 14, 2010, the Forward Select EM Dividend Fund, a new series of the Fund, effective May 1, 2011;

WHEREAS, the Board of Trustees of the Fund approved on December 14, 2010, the name change of the Forward International Fixed Income Fund, the Forward Long/Short Credit Analysis Fund, and the Forward Strategic Realty Fund to the Forward EM Corporate Debt Fund, the Forward Credit Analysis Long/Short Fund, and the Forward Real Estate Long/Short Fund, respectively, effective May 1, 2011;

WHEREAS, the Board of Trustees of the Fund will ratify on June 8, 2011, the name change of the Forward Frontier MarketStrat Fund and the Forward SMIDPlus Fund to the Forward Frontier Strategy Fund and the Forward Extended MarketPlus Fund, respectively, effective May 1, 2011;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect revised Schedule A - List of Portfolios.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A – List of Portfolios. Schedule A is replaced in its entirety with the attached Schedule A.

2.	Remainder of the Agreement. All services under the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Distributors, Inc.		Forward Funds

By:	/s/ Thomas A. Carter	By:	/s/ Robert S. Naka
Name: Thomas A. Carter		Name: Robert S. Naka
Title: President		Title: Vice President Funds

Schedule A

To the Distribution Agreement

List of Portfolios

Dated as of May 1, 2011

Forward Aggressive Growth Allocation Fund	Forward International Real Estate Fund
Forward Balanced Allocation Fund	Forward International Small Companies Fund
Forward Banking and Finance Fund	Forward Investment Grade Fixed-Income Fund
Forward Commodity Long/Short Strategy Fund	Forward Large Cap Equity Fund
Forward CorePlus Fund	Forward Real Estate Fund
Forward Credit Analysis Long/Short Fund	Forward Real Estate Long/Short Fund
Forward EM Corporate Debt Fund	Forward Select EM Dividend Fund
Forward Emerging Markets Fund	Forward Select Income Fund
Forward Extended MarketPlus Fund	Forward Small Cap Equity Fund
Forward Focus Fund	Forward Strategic Alternatives Fund
Forward Frontier Strategy Fund	Forward Tactical Enhanced Fund
Forward Global Infrastructure Fund	Forward Tactical Growth Fund
Forward Growth & Income Allocation Fund	Forward U.S. Government Money Fund
Forward Growth Allocation Fund
Forward Growth Fund
Forward High Yield Bond Fund
Forward HITR Fund*
Forward Income & Growth Allocation Fund
Forward Income Allocation Fund
Forward International Dividend Fund
Forward International Equity Fund

*	Fund has yet to commence operations